Global Gold Corporation

            GLOBAL GOLD APPOINTS HRAYR AGNERIAN SENIOR VICE PRESIDENT

Greenwich, Connecticut --- January 4, 2007--- Global Gold Corporation (OTCBB - GBGD ) (www.globalgoldcorp.com ) is pleased to announce the appointment of Toronto based geologist Hrayr Agnerian of Scott Wilson Roscoe Postle Associates, Inc. to the position of Senior Vice President for Exploration and Development. Mr. Agnerian has been a member of the board of directors of Global Gold, but agreed to step down from the board as of December 31, 2006 to maintain an independent board of directors. He brings over thirty years experience in the international mining and exploration field with a substantial background in uranium properties.

Prior to joining Scott Wilson Roscoe Postle, Mr. Agnerian was a District Geologist with the Saskatchewan Mining Development Corporation (now Cameco Corporation), where he was responsible for organization and management of exploration projects and monitoring of exploration joint ventures. He has also worked as a Senior Project Geologist with senior and junior mining companies. Mr. Agnerian is fluent in Armenian, French, and Spanish. He has a working knowledge of Arabic, Dutch, Italian, Portuguese, Russian and Turkish.

Mr. Agnerian has extensive experience in mineral exploration activities, from project generation through management. He has worked in a variety of geological environments across Canada, as well as in Kazakhstan, Armenia, Brazil, Chile, Cuba, Guyana, Kenya, Lebanon, Mali, Mexico, Panama, Peru, Portugal, Russia, South Africa, Spain, Suriname, Tanzania, the United States and Venezuela. As a Consulting Geologist since 1987, Mr. Agnerian has worked on a variety of projects involving estimation of Mineral Resources and Mineral Reserves of gold, massive sulphide and uranium deposits, gemstones and industrial minerals.

Mr. Agnerian has a B.Sc. Degree from the American University of Beirut in Lebanon, a Diploma in Mining Exploration from Delft, the Netherlands, and a M.Sc. (Applied) Degree from McGill University. He is a member of several professional associations and has published on the uranium deposits of the Athabaska Basin in Saskatchewan, the Vezza Gold Deposit in northwestern Quebec, the copper, gold and silver deposits of Chile, the Contour Method of estimating resources and valuation of exploration properties.

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.



      Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330

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To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

       Contact: Andrew Barwicki--abarwicki@globalgoldcorp.com 203-422-2320



      Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330